Exhibit 10.3

COMPENSATION OF JAMES T. RYABY

     On April 15, 2005, OrthoLogic Corp. (the “Company”) set the maximum cash bonus for Dr. James T. Ryaby for the year ending December 31, 2005 in accordance with his employment agreement with the Company dated June 1, 2001. The 2005 maximum cash bonus for Dr. Ryaby was set at 45% of his 2005 base annual salary, or $105,750.